EXHIBIT 10.1

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE
                 ---------------------------------------------

     This Settlement Agreement and Mutual Release ("Agreement") is entered into by and between 30DC, Inc., a Maryland Corporation ("30DC") 30DC, Inc. , a Delaware Corporation (collectively "30DC") and Raine Ventures, LLC, a Delaware Limited Liability Company ("RV") on the other and acknowledges receipt of full, fair, and adequate consideration for the covenants, releases and premises herein.

                                    RECITALS

     A. This Agreement compromises, settles, and otherwise resolves all claims, compensation claims, benefit claims, or allowances, and other potential claims between the Parties or their officers, directors, shareholders, or Managers arising from or relating to the Acquisition Agreement between the parties dated July 15, 2009 as thereafter amended and extended ("Agreement") and all operations since then of "Immediate Edge" and the other matters described on Exhibit A, except as to those rights specifically set forth herein or in those documents and, executed concurrently herewith.

                                    AGREEMENT

     1. DENIAL OF WRONGDOING OR LIABILITY. This Agreement is entered into solely for purpose of effectuating a full compromise, settlement, and release. Accordingly, except as set forth herein, each party acknowledges that the others have admitted no fault, wrongdoing, liability, or obligation, except such obligations as reflected in concurrently executed Agreement, and related documents. In fact, each party expressly denies such fault, wrongdoing, liability, or obligation.

     2. INTENT TO SETTLE ALL CLAIMS. This Settlement Agreement shall settle all matters under the Agreement dated July 15, 2009 as thereafter amended and extended, and the Parties desire to fully and finally compromise, settle, and otherwise terminate any and all other claims between them arising from or relating to any claim, action, default, breach, damages, lien or encumbrances whatsoever affecting or relating to the company, the Agreement, and all operations since then of "Immediate Edge" or any matter described on Exhibit A.

     3. RELEASE. The Parties hereby mutually release, discharge, and hold harmless one another (as well as their respective officers, directors, shareholders, managers, members, partners, owners, principals, affiliates, divisions, subsidiaries, parents, contractors, attorneys, predecessors, successors, assigns, insurers, associates, agents, representatives, employers, and employees) from all actions, claims, damages, and liabilities (of any kind or nature, without regard to amount, known or unknown, accrued or unaccrued) arising from or relating to the Agreement or the other matters listed on Exhibit A, except as set forth or in the concurrently executed documents herewith, in execution of the intent of this Settlement Agreement.


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     4.  LIMITATION  OF RELEASE.  However,  the releases  given herein shall not extend to or be for the benefit of nonaffiliated third parties, none of whom shall have any rights hereunder, including but not limited to rights as a third party beneficiary.

     5. NO RELEASE FOR BREACH OF THIS AGREEMENT. Nothing contained herein shall release any party hereto from any claims arising from or relating to a breach of this Agreement.

     6. RELEASES VALID EVEN IF ADDITIONAL OR DIFFERENT FACTS. The Parties acknowledge they may discover facts which are additional to or different from those which they now know or believe to be true regarding the subject matter of this Agreement. Nonetheless, except as otherwise provided herein, it is the Parties' intent to fully and finally compromise and settle all claims which exist between them arising from or relating to the ownership or title to the assets. To effectuate that intention, the releases given herein shall remain full and complete releases, notwithstanding discovery of any additional or different facts by any party, at any time hereafter.

     7. FURTHER ASSURANCES. The Parties agree to execute and deliver such documents and to perform such other acts, promptly upon request, as any other party hereto requests and which are, in the requesting party's reasonable judgment, necessary or appropriate to effectuate the purposes of this Agreement.

     8. CONSIDERATION. This Agreement is fully supported by mutual full, fair, adequate and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and which considerations are contained in the provisions hereof in their individual paragraphs and as an entirety.

          a. AGREED CONVEYANCE TO RV. RV will acquire assets (by Assignment and Bill of Sale) of the "Immediate Edge" from 30DC as follows:

          EXCEPT AS NOTED BELOW, assets to be acquired will include all assets, tangible or intangible, including content library, required or used to operate the Edge business. Intangible property shall include, but not be limited to, web sites and domain names, blogs, social media such as Facebook, LinkedIn and Twitter, files and source code, software, trademarks, trade names, brand names, goodwill, customer lists, e-mail and any other contact lists, operating manuals, technology plans, applications, contracts, warranties, leases, rights, arrangements and other assets. RV shall have full use of existing content as part of the Edge library but cannot use content with 30DC personnel to promote the Edge (i.e., cannot use "Ed Dale course on market leadership" in promoting the Edge) or sell any existing content with 30DC personnel as a standalone product (i.e., cannot market Advanced Publishing Blueprint as standalone product). Content included with the Edge that was created by 30DC may continue to be used by the 30DC after closing. Assets not included are anything related to MagCast including the MagCast forum which shall be closed on the Closing Date. Customer lists included with the sale are the list of all past and current Edge customers and the Challenge customer list; however the Challenge customer list can only be used by RV to promote the Edge and to promote internal products developed by Edge personnel. (For further clarity, RV cannot use the Challenge customer list for

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     any other  purpose  including but not limited to affiliate  promotions  and joint ventures.) 30DC will receive sales proceeds from the Edge through Closing Date net of refunds applicable to any such sales. The Edge is a subscription product and any subscription proceeds received by 30DC through Closing Date shall be solely those of 30DC. RV shall assume deliverability of services subsequent to that date. Any collections by 30DC subsequent to Closing Date for the Edge will be remitted to the RV. RV will be liable for operating expenses of the Edge subsequent to Closing Date including contractor fees due Raine Ventures, Jon Dean and Marc Witteveen. Any expenses paid by 30DC prior to closing shall not be reimursable even if they benefit RV beyond the Closing date.

          b. the consideration to be conveyed by RV to 30DC shall consist of certificates of common stock of 30DC, Inc., a Maryland Corporation representing 10,560,000 shares, free and clear of all liens and encumbrances, together with appropriately executed Stock Power for the certificates, which are to be delivered to 30DC by Federal Express, UPS or other express carrier within 5 days hereafter


     9. OTHER PROVISIONS AS TO IMMEDIATE EDGE.

          a. Dan Raine and Jon Dean, long-term staff with Immediate Edge, will continue with Immediate Edge after the transaction and will no longer be contractors of 30DC, effective the Closing Date. Marc Witteveen will no longer be a contractor of 30DC effective the Closing Date, and RV will make a decision whether or not to retain Witteveen with Immediate Edge.

          b.   Both   Parties   hereby   agree   to  a   reciprocal   three-year
     non-interference provision covering existing customers, employees, suppliers, and technology of Immediate Edge and 30DC. RV, its affiliates, contractors and employeeswill not copy 30DC's product MagCast or create a product directly competing with MagCast. RV, its affiliates, contractors and employees will not , work, for or with, or aid in any way, a MagCast competitor. For this purpose, MagCast is defined as a digital publication sold on Apple Newsstand or on Google's platform.

          c. 30DC will provide RV all business records of Immediate Edge including customer and subscription records.

          d. RV will  allow 30DC  access to any  historical  records,  including
     receipts,  it  needs  for  accounting,   financial   statements,   and  tax
     preparation.

          e. 30DC will provide RV with access to code for all technology utilized for Immediate Edge which it does not already have.

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          f. 30DC will  provide to RV a list of all past and  current  Immediate
     Edge customers and the Challenge customer list.

          g. Parties will work with each other to achieve a smooth transition with the goal of limiting any subscription losses, to the other

          h. Existing trial subscriptions will remain in place and Immediate Edge will have full rights to any revenue generated by customers continuing after the trial period.

          i. Through Closing Date 30DC shall control all funds in Immediate Edge's Paypal account which operates under the name Wuranga and in which most Immediate Edge revenue is received.

          j. Through Closing Date, both Parties will have the right to access and use content on the Immediate Edge site.

          k. Post-closing RV will continue to provide customer support for the Become the Hub plug-in product which 30DC sold this year, at no additional costs or compensation.

          l. The YouTube Video plug-in product which was recently developed by the Immediate Edge team as part of 30DC is an asset which will belong to RV as part of this agreement.

          m. Upon mutual agreement of 30DC, Immediate Edge and their respective legal counsel, 30DC shall issue press releases announcing the term sheet and completed transaction. Immediate Edge recognizes that 30DC is required by law to file information statements with the United States Securities and Exchange Commission and will cooperate with 30DC regarding all filing requirements.

     10. HEADINGS. The headings contained in this Agreement are for convenience and reference purposes only, and shall not in any way be construed as effecting the meaning or interpretation of the text of this Agreement.

     11. REPRESENTATIONS AND WARRANTIES. 30 DC represents that it owns Immediate Edge free and clear of any liens, encumbrances, or claims of any kind. 30DC represents that it owns or has rights to use all assets required to operate Immediate Edge. RV represents that it has authorization to sell the 10,560,000 Common Shares of 30DC, Inc., a Maryland Corporation. RV acknowledges that it has full knowledge of the Immediate Edge business and all its requirements.

     12. OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. The Parties acknowledge they have had a full and fair opportunity to consult with legal counsel of their own choosing throughout all

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negotiations  which preceded the execution of this Agreement,  and in connection with their execution of this Agreement.

     13. MODIFIED ONLY IN WRITING. This Agreement may only be modified by express written agreement of the Parties.

     14. SEVERABILITY. Every provision of this Agreement is intended to be severable. Accordingly, should any provision be declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such illegality, invalidity, or unenforceability shall not effect the remaining provisions, which shall remain fully valid, binding, and enforceable.

     15. NO DRAFTING PARTY. No party shall be deemed the "drafting party" of this Agreement. Consequently, this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party hereto.

     16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     17. BINDING AGREEMENT/SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties, as well as their respective successors, representatives, and assigns.

     18. AUTHORITY/CAPACITY/ENTITIES. Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify, and hold harmless all other parties if that authority or capacity is challenged.

     19. KNOWING AND VOLUNTARY AGREEMENT. The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

     20. COUNTERPARTS/FAX SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

     21. PARTIES TO BEAR THEIR OWN FEES AND COSTS. Except as otherwise set forth in the Promissory Note document entered into concurrently herewith, the Parties shall each be responsible for and pay all of their own fees and costs, including but not limited to all attorneys' fees.

     22. CONFIDENTIALITY. Each Party agrees:

          a. This Agreement shall remain confidential, except in the event this document is covered by a subpoena in any civil action or other legal action or proceeding; and

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          b.  Both  Parties  have  been  in a  position  to  learn  confidential information about the other Party's business. This Agreement includes prohibition of either Party from disclosing non-public information of the other without permission from the other party.

     23. INDEMNITY. To the extent not excluded by statute or any applicable insurance coverage, the Company will defend and indemnify RV for good faith acts while an officer or director of the Company. If alleged acts of RV are litigated and found to be outside the scope of the Employment Contract, or are fraudulent, or in bad faith and breach of contract, then indemnity coverage hereunder shall not be afforded to RV.

     24. NON-DISPARAGEMENT. The Parties each agree that each party and its officers and directors, managers, affiliates, interestholders, employees and shareholders, shall avoid criticizing, disparaging, making any accusatory, derogatory, or defamatory statements or allegations against the other party, or in the case of the Company, any member of management or the Board of Directors or shareholders or agents of the Company shall be the beneficiaries hereunder. This provision shall be enforceable by ex-parte injunctive action, for retraction and injunction and followed by damages claims.

     25. EFFECTIVE DATE - the effective date of the agreement will be midnight U.S. eastern time February 28, 2014.
























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     IN WITNESS WHEREOF,  the undersigned execute this Settlement  Agreement and
Mutual Release, thereby agreeing to abide by the terms hereof.



30DC, Inc., a Maryland Corporation

By:  /s/ Edward Dale                       Dated this 5th day of March, 2014
     ----------------------------------
Its: CEO



30DC, Inc. a Delaware Corporation          Dated this 5th day of March, 2014

By:  /s/ Edward Dale
     ----------------------------------
Its: President



RAINE VENTURES, LLC                        Dated this 3rd day of March, 2014

/s/ Dan Raine
---------------------------------------
Dan Raine





























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                                    EXHIBIT A

     1.   Agreement dated July 15, 2009 by and between the Parties.

     2. Any Consulting or Employment Agreements by and between Dan Raine, or Raine Ventures, LLC and 30DC.

     3. All other matters arising from the Immediate Edge relationship with 30DC.











































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